CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): June 11, 2013

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 - Entry into Material Definitive Agreements

On June 6th 2013, we entered into a 5-year license agreement between AMDL Diagnostics, Inc. (“ADI”), a division within our company, and Uni Pharma Co., Ltd. a Taipei Taiwan limited liability company (“UNI”) that provides UNI with a 5-year exclusive license (subject to automatic renewal for an additional 5 years) to RXPC’s Onko-Sure® (formerly called DR-70 cancer blood test kits (the “Tests”), procedures, analyses, data, know how, manufacturing, manufacturing processes, components, trademarks and intellectual property. Pursuant to the terms of the Agreement, the total license fee shall be US$500,000, $100,000 of which UNI shall pay as an up-front license fee ($20,000 upon signing the agreement and $80,000 upon commencement of training UNI personnel at ADI facilities) and the remaining of which, UNI shall pay in 4 equal annual installments over the next 4 years. The License Agreement will become effective upon our receipt of the up-front license fee.

The agreement covers the following territories: China, Hong Kong, Malaysia, Singapore, Indonesia, Thailand, Japan, India, Turkey and Australia and New Zealand.  We also agreed not to issue exclusive rights to any other person(s) to sell the Tests in the covered territories during the term of the agreement.

If we become the party to any type of bankruptcy action or proceeding that disrupts our business and ability to deliver the Tests, UNI has the right to use, market and sell the Tests and carry out any tasks to do same; provided however, sales made by UNI pursuant thereto, remain subject to the payment of royalty fees.

The Agreement shall continue until the earlier of expiration of the last patent issued to us for the Tests, when UNI terminates the agreement by discontinuing the offering of the Tests, or if UNI does not achieve sales necessary to meet the contractual minimum royalty payments for two consecutive fiscal quarters.  Each party has the right to terminate the Agreement in certain circumstances, including a material breach under the Agreement or following a cure period associated with a government imposed prohibition against the sale of the licensed products.

A new independent scientific study published in the Oncogenesis, Inflammatory and Parasitic Tropical Diseases of the Lung edited by Jean-Marie Kayembe, ISBN 978-953-51-0982-2, published February 13, 2013, indicated that Onko-Sure® itself might contribute to confirm tumor diagnosis and to identify patients with advanced lung cancer, with high sensitivity (95.8%) and specificity (91.9%). This new data strengthens our views that Onko-Sure® can be used as a lung cancer screening tool.

Section 5 - Corporate Governance and Management
Item 5.02 - Departure of Directors or Certain Officers

On June 4, 2013, Mr. Michael Boswell resigned as a member of our Board of Directors and our Board of Directors accepted his resignation.  Mr. Boswell's resignation did not indicate that his resignation was in connection with any disagreement with the Company pertaining to the Company’s operations, policies or practices. Mr. Boswell resigned to dedicate more of his time to his own business and personal pursuits.

On June 7th, 2013, the Board of Directors appointed Mr. Michael Christiansen to fill the vacancy on our Board created by Mr. Boswell's resignation.  Mr. Christiansen was formerly the Executive Vice President and Chief Financial Officer of Jameson Stanford Resources Corporation and Bolcán Mining Corporation from May 2012 to November 2012, with his service concluding upon the closing of the merger of the two companies. Prior to joining Bolcán, Mr. Christiansen worked at WestPark Capital from 2007 to 2012 as Managing Director in the Corporate Finance group. Mr. Christiansen has more than fifteen years of investment banking experience, having served previously with Prudential Securities from 1997 to 2001, and with Seidler Amdec Securities and Laffer Associates from 1986 to 1992. His investment banking experience includes public and private equity transactions, mergers and acquisitions, and strategic advisory engagements with clients in consumer, retailing, software and technology industries. As a senior investment banker, he has advised clients on over $1.3 billion in aggregate closed financing transactions. Mr. Christiansen also served as Executive Vice President and Chief Financial Officer of Vizional Technologies, Inc. from 2002 through 2006, and as Executive Vice President and Chief Financial Officer of PortaCom Wireless, Inc. from 1994 to 1996. Mr. Christiansen was awarded an MBA from the University of Southern California and a B.S. degree in corporate finance and economics from Utah State University.

Section 8 – Other Events
Item 8.01 – Other Events

From an operational perspective, with appropriate capital, we can continue to sell and ship Onko-Sure® test kits to the following territories: Korea, Turkey, Taiwan, India, Vietnam, and the U.S. Despite significant financial hardship, we continue to maintain our offices and FDA approved manufacturing facilities in Tustin, California, relying on selective former employees that continue to work as consultants. We are also engaged in business discussions with other companies seeking to license or purchase Onko-Sure for various domestic and international territories, although we have not entered into any formal agreements at this time. We are hopeful that if we can complete a sufficient number of these licensing and sales agreements, we will have enough capital to regain compliance with our public filing requirements and to begin to pay down various overdue accounts payable. These agreements may also allow us to restructure or convert to equity our existing notes payable in order to significantly reduce or eliminate a majority of the liabilities on our balance sheet. There can be no guarantee that any new licensing, purchase or restructuring transactions will be completed or that they will provide sufficient capital to carry out our plans.

As of June 10th 2013, we had approximately 4,508,746,417 shares of common stock issued and outstanding.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Agreement with Uni Pharma Co., Ltd. dated June 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Douglas C. MacLellan
Name:	Douglas C. MacLellan
Title:	Chairman & CEO

Dated: June 11, 2013